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                                                                     EXHIBIT 5.1

                      [Sullivan & Cromwell LLP Letterhead]

                                                               December 15, 2004

Corporate Asset Backed Corporation,
  445 Broad Hollow Road, Suite 239,
         Melville, New York  11747.

        Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the "Act") of $32,500,000 principal amount of collared floating rate callable certificates (the "Certificates") to be issued by CABCO Series 2004-102 Trust (SBC Communications Inc.) (the "Trust") pursuant to the Trust Agreement, dated December 15, 2004 (the "Trust Agreement"), between Corporate Asset Backed Corporation, a Delaware corporation (the "Depositor"), and U.S. Bank Trust National Association, as trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

            Upon the basis of such examination, we advise you that, in our opinion, assuming that the Registration Statement continues to be effective, the Trust Agreement has been duly executed and delivered, the Certificates have been duly executed and

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                                                                             -2-

Corporate Asset Backed Corporation

authenticated in accordance with the Trust Agreement, and the Certificates will entitle the holders thereof to the benefits provided by the Trust Agreement.

            The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Depositor and other sources believed by us to be responsible, and we have assumed that the Trust Agreement has been duly authorized, executed and delivered by the Trustee and that the signatures thereon are genuine, assumptions which we have not independently verified.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Certificates" in the Prospectus and Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                   Very truly yours,

                                                   /s/ Sullivan & Cromwell LLP